Exhibit 10.47

2005 EXECUTIVE BONUS PLAN

GOALS AND OBJECTIVES FOR 2005

1) Revenue:	$650 - $690 million
2) Diluted EPS**:	$.34 - $.42

The revenue and diluted earnings per share (EPS) targets for each quarter are broken down as follows:

	Q1 2005	Q2 2005	Q3 2005	Q4 2005
Revenue	$145M - $155M	$155 - $165M	$170 - $180M	$180 - $190M
EPS	$.06 - $.08	$.07 - $.09	$09 - $.11	$.12 - $.14

REQUIREMENTS

•	An eligible employee may receive a bonus payment four times a year up to the following maximum amounts:

1st Quarter 2005	(up to 20% of target annual bonus)
2nd Quarter 2005	(up to 20% of target annual bonus)
3rd Quarter 2005	(up to 20% of target annual bonus)
4th Quarter 2005	(up to 40% of target annual bonus)

•	Each fiscal quarter has a revenue and EPS target and the fourth quarter also has a performance target related to the individual employee objectives as reflected in the annual employee performance rating.

•	An employee target bonus amount is based upon a percentage of his or her base salary earned during the specific annual bonus period. If you do not know what your target bonus percentage is, please contact Human Resources.

•	Bonus Allocation

•	2005 Employee Bonuses are based 80% upon the achievement of quarterly company goals and objectives, and 20% upon performance to individual employee objectives, as reflected in the annual employee performance rating. Payment of the Q1, Q2 and Q3 employee bonuses is based solely upon Powerwave fulfilling its revenue and EPS targets. For each of these three bonus periods up to 20% of an eligible employee’s target bonus can be earned.

•	The Q4 employee bonus can be up to 40% of an eligible employee’s target bonus (up to 20% will be based on company performance to plan and up to 20% will be based on individual performance to objectives as identified by their performance review). No payments will be made with respect to fulfillment of individual performance targets in Q4 if Powerwave does not fulfill its revenue and EPS goals.

•	Each fiscal quarter has a two-tier revenue and EPS target. The lower tier revenue and EPS targets shall be referred to as tier 1 targets. For example, in Q1, these targets are $145M in revenue and $.06/per EPS. The upper tier revenue and EPS targets shall be referred to as tier two targets. For example, in Q1 the tier two targets are $155M in revenue and $.08/share EPS. In order for an eligible employee to receive any quarterly bonus payment under this bonus plan, Powerwave must achieve both the tier one revenue and the tier one EPS targets for the quarter. If Powerwave fulfills the tier one revenue and tier one EPS targets for the quarter, then an eligible employee will receive a bonus equal to one half of 20% of his or her annual target bonus (i.e.10%). If Powerwave fulfills the tier two revenue and tier two EPS targets for the quarter, an eligible employee will receive a bonus equal to 20% of his or her annual target bonus.

•	Any earned bonus will be paid within the three weeks following the public announcement of Powerwave’s result for the applicable quarter of fiscal 2005.

•	The individuals covered by this plan are the following executives of Powerwave Technologies, Inc. which presently include Bruce C. Edwards, Chief Executive Officer, Ronald Buschur, President and Chief Operating Officer, Kevin T. Michaels, Senior Vice President Finance, Chief Financial Officer and Secretary, Robert Legendre, President North America and Asia Business Unit and Johan Ek, President European Business Unit. Any person who becomes an executive officer of Powerwave during 2005 shall also be eligible to participate in this plan if specified in his or her offer letter.

•	In order to be eligible to receive an employee bonus, you must be a current employee of Powerwave or a covered subsidiary at the time any bonus is paid. In addition, you must have been an employee for a minimum of 45 days prior to the end of any bonus period to be eligible for a bonus distribution based upon your target bonus percentage applied to your actual base salary earned during the period. Also, you must not be participating in any other Powerwave bonus or retention plan.

•	The Board of Directors of Powerwave reserves the right to modify or terminate this Bonus Plan, including modifying the goals and objectives in case of significant changes to Powerwave, such as acquisitions or divestitures.

**	Note: The term earnings per share as used in this document is determined without taking into account one-time charges, such as restructuring charges, and acquisition- related amortization expenses, all at the sole discretion of the Board of Directors and refers to diluted earnings per share.

Powerwave Technologies Confidential	2